Exhibit 11.1

Woori Financial Group : Code of Ethics

Preamble

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Woori Financial Group aims to become a financial group that empowers its customers, shareholders, employees, as well as the future of our nation and society. Through ethical management, we strive to contribute to the national economy and the development of society. We hereby establish and pledge to actively implementing this Code of Ethics, which all executives and employees must abide by, in order to fulfill our role and responsibilities as a leading financial group representing the financial market.

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This Code of Ethics applies to all subsidiaries of Woori Financial Group and their employees. Each subsidiary has the option to establish and implement its own Code of Conduct, outlining the standards of proper value judgment and behavioral principles for employees to comply with the Code of Ethics, so long as it remains consistent with this Code. In addition, Woori Financial Group encourages all stakeholders in its business and transaction relationships, including its suppliers and service providers, to fully understand and follow the essence and content of this Code and the Code of Conduct.

Chapter 1. Ethics for Stakeholders

Section 1. Ethics for Customers

•	Woori Financial Group considers the happiness and trust of its customers to be its first priority and acts accordingly. Also, we aim to stand by our customers at all times.

1.

Customers are essential to the existence and growth of Woori Financial Group. We thus value the happiness and trust of our customers, and operate with a customer-centric approach in both our thinking and actions.

2.

We shall fulfill the duty of care of a good manager to protect the legitimate interests and property of our customers, and prioritize the interests of our customers when we confronted with conflicts of interest.

3.

We uphold the privacy of customer information and avoid any behaviors that might jeopardize customer interests, including sharing customer data with third parties or utilizing it for other purposes without their consent.

4.	We shall prioritize our customers’ needs and experiences, making customer-friendly banking a fundamental practice, and continuously endeavor to offer the best financial services.

5.	We shall aim to develop safe, reliable, and innovative financial services through cutting-edge digital technologies, ensuring that all customers can take advantage of them.

Section 2. Ethics for Shareholders

•	Woori Financial Group upholds its shareholders’ rights and strives to provide shareholders with the utmost value.

1.	We will attain our shareholders’ trust by pursuing reasonable profits through prudent business operations, responsible management and fair business practices.

2.	We shall maximize shareholder investment value by achieving stable and sound profits, and ensure that shareholders can exercise their legitimate rights to the furthest possible extent.

3.	All shareholders shall be treated equitably and equally, and managerial decisions shall be founded on the interests of all shareholders so that their interests or rights are not unduly infringed upon.

4.

We shall furnish essential information to shareholders in a timely and fair manner in alignment with pertinent laws and regulations, and shall not provide any undisclosed information to specific shareholders.

5.

We will sustain the accuracy and reliability of accounting data by recording and managing it in accordance with generally accepted accounting principles. We will proactively prevent the risk of financial incidents by operating effective risk management and internal control systems.

6.	We will endeavor to realize the equitable value of Woori Financial Group by means of rational decision-making and transparent management activities.

Section 3. Ethics for Employees

•	Woori Financial Group regards its employees as its most valuable assets, and dedicated to making the group a workplace that they can take pride in and where their dreams and futures are guaranteed.

1.	We treat each employee with dignity, and establish a system to perform duties in a legitimate way based on the collection of opinions through smooth communication with executives and employees.

2.

We shall provide the necessary resources and an enabling environment for all of our employees to maximize their capabilities, and will evaluate and compensate them fairly and reasonably based on their skills and performance.

3.	We will establish an environment that allows a balance between work and personal life, fostering a pleasant workplace to promote the health and safety of all our employees.

4.

When employees identify and report unjust activities that violate relevant laws or our Code of Ethics, we will ensure the strict confidentiality of the reporter and guarantee that no disadvantage arises as a result of their act of reporting the violation.

Section 4. Ethics for the Nation and Society

•	Woori Financial Group fulfills its social responsibilities and contributes to the development of the national economy and society.

1.	As a socially responsible financial group, we will contribute to the development of the national economy by generating employment opportunities and fulfilling tax payment diligently.

2.

We recognize that compliance with the law is the minimum standard for our business performance, and will take the lead in establishing a fair financial environment in accordance with the overall laws and market order.

3.

We shall respect diversity in social values and customs, eliminate all social irregularities that hinder ethical business practices, and fulfill our corporate social responsibility and role through educational, cultural, social welfare and other projects.

4.	We shall promote various projects that contribute to the socio-economic value of the community and its members.

5.

We acknowledge that protecting the natural environment is a prerequisite for the sustainable future of society, and thus we will adhere to environmental laws while actively engaging in environmental conservation activities.

6.

We shall maintain political neutrality and refrain from endorsing any specific political party or candidate, and donate to political or charitable organizations in compliance with relevant laws and regulations.

7.	As a member of the international community, we shall adhere to its norms and respect the laws, customs and culture of the countries in which we operate.

Section 5. Ethics for Partner Companies

•	Woori Financial Group shall be fair and transparent in conducting business with partner companies.

1.	We shall establish a co-prosperity relationship with partners, aiming for common development and cooperate with them for mutual growth based on mutual respect.

2.	We do not impose unreasonable or unfair transactions on our partners and comply with laws and regulations designed to prevent unfair transactions.

3.

We do not exploit our business relationships with partners for personal gain, and contribute to the maintenance and development of a free market economic order by ensuring that the selection of suppliers goes through a fair and transparent process.

Chapter 2. Ethics of Financial Group Members

Section 1. Mutual Cooperation among Group Companies

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Woori Financial Group shall strive to foster synergies between business domains by efficiently utilizing management resources such as personnel exchanges among group companies based on the group’s vision and strategy.

1.

The holding company shall ensure autonomous management guided by clear goals and fair evaluation of subsidiaries, and actively collect feedback from subsidiaries in group management to maximize group value.

2.

Group companies shall respect each other and fulfill their roles and responsibilities as group members by adhering to the elevated ethical standards of Woori Financial Group and all laws and regulations governing the behavior of group companies.

Section 2. Work Ethics for Employees

•	All employees are well-acquainted with their roles and duties based on our ethical management philosophy, and fulfill their job responsibilities by strengthening their professionalism.

1.

Employees shall do their best to embrace an ethical management philosophy and act accordingly. Employees will keep in mind that their individual actions shape the ethical reputation of Woori Financial Group and influence the future of our company. Therefore, employees shall make sound judgments and act properly in accordance with the principles of integrity and trust.

2.	Employees shall strive to avoid conflicts of interest with the company, and to prioritize the best interests of the company when such conflicts do arise.

3.

Employees shall refrain from engaging in unfair transactions for personal gain by using undisclosed internal information acquired in the course of their business activities or by providing undisclosed information to a third party without proper process.

4.

Employees shall not utilize the tangible or intangible assets of the company, including company property, intellectual property rights, trade secrets, etc. for any purpose other than their intended business purposes.

5.

Employees shall not take advantage of their positions of authority to obtain benefits such as monetary gains or entertainment from stakeholders such as trading companies, nor make unreasonable requests or offer benefits to stakeholders.

6.	Employees shall not engage in inappropriate behavior including sexual harassment, abuse, or assault through physical, verbal or visual acts.

7.

Employees of group companies shall strive to establish the positive organizational culture as a member of Woori Financial Group by showing respect and consideration for each other, and refraining discrimination based on affiliation and origin.

8.	Employees shall not arbitrarily share company information to external media such as the press, but shall provide verified information following the company’s due process to preserve the brand’s value.

9.

Employees shall not disclose or utilize the company’s confidential information and employees’ secrets on personal social media platforms that guarantees anonymity, etc. and enhance the value of the group through our own high ethical awareness.

Supplementary Provisions

•	In the event that employees identify a violation of this Code of Ethics or the Code of Conduct, they shall promptly report it to the compliance support or internal audit department.

•	The compliance support department of Woori Financial Group and its subsidiaries holds the authority to assess the compliance status for this Code of Ethics and the Code of Conduct.

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In the event that employees make decisions or actions not in compliance with the Code of Ethics or the Code of Conduct may undergo investigation according to the relevant internal regulations, and disciplinary measures may be taken against them.

Addendum (0: 2019.1.11.)

This Code of Ethics is effective as of January 11, 2019.

Addendum (1: 2021.04.23.)

This Code of Ethics is effective as of April 23, 2021.

Addendum (2: 2023.07.21.)

This Code of Ethics is effective as of July 21, 2023.